4C-112 DC OT Arts of Corr CS

14269740002

ARTICLES OF CORRECTION
OF
BDC, CAPITAL INC.

The Undersigned, Chief Executive Officer, President and Chief Financial Officer of BDC, Capital Inc., a Minnesota corporation (the "Corporation"), hereby certifies that the following Articles of Correction have been duly adopted by the Corporation's Board of Directors, pursuant to the provisions of the Minnesota Business Corporation Act:

1. The name of the Corporation is: BDC Capital, Inc.

2. The Date of the article to be corrected is April 14, 2005

3. To be corrected Article VI of the Corporation's Articles of Incorporation is amended to read in its entirety as follows:

   The aggregate number of shares that this corporation has the authority to issue is Sixty Seven Million, Three Hundred Thirty Three Thousand and Three Hundred Thirty Three (67,333,333) with a par value of One Cent ($0.01) per share.

4. This amendment is a result of the Corporation's 30-for-1 reverse stock split declared by the Corporation's Board of Directors to be effective to the holders of the Corporation's capital stock, par value $.01 per hare, of record as of the close of business on April 14, 2005.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand on this 8th day of July 2004.

BDC Capital, Inc.

[signature]

Richard A. Pomije, Chief Executive Officer
President and Chief Financial Officer

STATE OF MINNESOTA
DEPARTMENT OF STATE
FILED

JUL 08 2005

[signature]
Secretary of State

M